Exhibit 10.14.1

[***] Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Securities and Exchange Commission.

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Agreement”) is entered into as of September 11, 2014 (the “Effective Date”), by and between Roche Molecular Systems, Inc. (further defined below as “Roche”), on the one hand, and CareDx, Inc. (formerly known as XDx, Inc., a/k/a Expression Diagnostics) (further defined below as “CareDx”), on the other hand. Collectively all these entities will be referred to as “Parties,” and individually as “Party.”

WHEREAS, the Parties are parties to a PCR Patent License Agreement with an effective date of November 16, 2004 (“2004 License Agreement”);

WHEREAS, the Parties entered into an amendment to Attachment I to the 2004 License Agreement with an effective date of January 8, 2007;

WHEREAS, the Parties entered into a First Amendment to the 2004 License Agreement with an effective date of July 9, 2007;

WHEREAS, on October 10, 2008, Roche sent to CareDx an additional Attachment I to the 2004 License Agreement setting a Combination Services royalty bearing fraction of [***]% for CareDX’s AlloMap HTx (the 2004 License Agreement as amended, the “License Agreement”);

WHEREAS, CareDx ceased paying royalties under the License Agreement from the third quarter of 2011;

WHEREAS, on or about February 11, 2014, Roche instituted an arbitration proceeding in the American Arbitration Association against CareDx under the License Agreement (hereinafter referred to as the “AAA Action”) alleging breach of contract claims by CareDx, which CareDx denied;

WHEREAS, the Parties desire to fully and finally settle the AAA Action and all disputes between each other on the terms and conditions set forth in this Agreement;

WHEREAS, terms enclosed in brackets “[ ]” in this Agreement are so enclosed solely for the purpose described in Section 7 and such brackets shall be disregarded for all other purposes; and

NOW THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. Terms when used with initial capital letters shall have the meanings set forth below. Terms not defined herein shall have the respective meanings set forth in the License Agreement.

[***] Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Securities and Exchange Commission.

(a) “Affiliate” of a company means any entity that, on or after the Effective Date, directly or indirectly controls, is controlled by, or is under common control of such company. Control includes, but is not limited to, direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting power of an entity.

(b) “Dollar” shall mean U.S. Dollar.

(c) “CareDx” shall mean CareDx, Inc., including its predecessor XDx, Inc., a/k/a Expression Diagnostics, and its subsidiaries and parents, domestic and foreign, and Affiliates.

(d) “Roche” shall mean Roche Molecular Systems, Inc., and its subsidiaries and parents, domestic and foreign, and Affiliates.

2. Consideration.

(a) Non-Monetary Consideration. As partial consideration for this Agreement, the parties have agreed to a mutual release of claims as specified in Section 4.

(b) Monetary Consideration. As further consideration for this Agreement, CareDx agrees to pay Roche the following (the “Settlement Payments”):

i.	By no later than September 30, 2014, CareDx shall pay to Roche all past due quarterly royalties accrued for the period July 1, 2011 through June 30, 2014 pursuant to the License Agreement, with the modification that (a) the Combination Services royalty bearing fraction used to determine the past due quarterly royalties shall be adjusted from [***]% to [***]%, and (b) [***] (the “Past Due Royalties”). The Parties agree that the amount of this payment shall be $2,827,220;

ii.	In accordance with Section 4 of the License Agreement, within 45 days of the end of the third calendar quarter of 2014, CareDx shall provide the required Royalty Report and pay the royalty due for such calendar quarter, with the modification that the Combination Services royalty bearing fraction used to determine the quarterly royalty for CareDx’s AlloMap Combination Services shall be adjusted from [***]% to [***]%;

iii.

In accordance with Section 4 of the License Agreement, and beginning with the fourth calendar quarter of 2014, CareDx shall provide the required quarterly Royalty Reports and pay the quarterly royalties due within 45 days after the end of each calendar quarter through September 30, 2017, and with the modification that, for CareDx’s AlloMap Combination Services, the Combination Services royalty bearing fraction used to determine the quarterly royalties shall be adjusted from [***]% to [***]%, with such royalty bearing fraction of Combination Services remaining in effect (with no right of CareDx to renegotiate the same after the Effective Date) through the date of termination of the License Agreement (for the avoidance of doubt, if CareDx develops or begins offering a Combination Service that is distinct from the current (as of the

Effective Date) AlloMap service, then the royalty bearing fraction that applies to such other Combination Services would be determined in accordance with the provisions of the License Agreement); and

iv.	Provided that CareDx timely makes the payments set forth in Sections 2(b)(i), (ii) and (iii), effective as of September 30, 2017, the license granted by Roche to CareDx pursuant to the License Agreement shall become fully paid up such that no further royalties shall be payable by CareDx pursuant thereto (for purposes of this subsection, quarterly payments under Sections 2(b)(ii) and (iii) that are made within three business days of the 45-day deadline shall be considered “timely” and shall not constitute a breach of this Agreement, so long as CareDx provides written notice to Roche prior to the expiration of the 45-day deadline that a quarterly payment will be made within three business days after the deadline).

(c) The Settlement Payment for the Past Due Royalties is to be made by bank check representing certified funds. The remaining Settlement Payments as specified above shall be made in accordance with Section 4.2 of the License Agreement, accompanied by a Royalty Report as that term is defined in Section 4.2 of the License Agreement. In consideration of Roche’s release of claims set forth in Section 4(a) of this Agreement, CareDx stipulates and will not contest that: (a) all (and any combination) of the steps of the procedure recited in the Licensed Service(s) definition of the License Agreement are, if performed on or before September 30, 2017, royalty bearing as Licensed Services when performed as part of the AlloMap in vitro diagnostic assay and associated testing services; and (b) without limiting the foregoing, the AlloMap in vitro diagnostic assay and services comprising the same utilize the Licensed Technology. The Parties agree that Roche’s acceptance of the payment for Past Due Royalties pursuant to Section 2(b)(i) herein shall not in any way act as a waiver of Roche’s right to receive from CareDx the full amount of the Settlement Payments set forth in Sections 2(b)(ii) and (iii), with interest, if applicable, pursuant to the terms of the License Agreement (as modified by this Agreement), and nothing in this Agreement shall waive Roche’s right to fully enforce all of its rights under the License Agreement for CareDx’s acts or omissions occurring after the Effective Date. Except for the modifications set forth in this Agreement, the parties agree that the terms and conditions of the License Agreement remain in full force and effect.

3. Dismissal With Prejudice. Within five (5) business days of Roche’s receipt of the Settlement Payment pursuant to section 2(b)(i) above, the Parties shall direct their respective counsel to file with the Arbitration Tribunal a joint request dismissing the AAA Action with prejudice with each party to bear its own costs and attorneys’ fees.

4. Mutual Releases.

(a) Release by Roche. As of the Effective Date, Roche, on behalf of itself and its respective representatives, attorneys, agents, partners, officers, shareholders, directors, employees, divisions, predecessors, successors, and assigns do hereby now and forever release and discharge CareDx and its respective former and current representatives, attorneys, agents, partners, officers, shareholders, directors, employees, customers, predecessors, successors, and assigns from any and all claims arising out of or based on any act or omission occurring from the beginning of time through and including the Effective Date that any Party asserted or could have asserted in the AAA Action, including without limitation any and all claims relating to the License Agreement. Nothing herein shall release a Party from any obligation, promise, covenant, act or agreement set forth in this Agreement.

(b) Release by CareDx. As of the Effective Date, CareDx, on behalf of itself and its respective representatives, attorneys, agents, partners, officers, shareholders, directors, employees, predecessors, successors, and assigns do hereby now and forever release and discharge Roche and its current and former representatives, attorneys, agents, partners, officers, shareholders, directors, employees, predecessors, successors, and assigns, from any and all claims arising out of or based on any act or omission occurring from the beginning of time through and including the Effective Date that any Party asserted or could have asserted in the AAA Action, including without limitation any and all claims relating to the License Agreement. Nothing herein shall release a Party from any obligation, promise, covenant, act or agreement set forth in this Agreement.

(c) Waiver of Right to Assert Unknown Claims. The Parties acknowledge and agree that it is their intent to release and discharge the claims set forth above, irrespective of whether such claims are known or unknown to any or all Parties, and irrespective of whether such claims, if actually unknown to a Party, could or could not have been discovered by that Party through the exercise of reasonable diligence. The Parties knowingly, voluntarily, intentionally, and expressly waive any and all rights and benefits under any and all laws (including but not limited to statutes, ordinances, administrative regulations, and principles of common law) of any state, province, territory, county, city, municipality, or any other political subdivision of the United States or any foreign country, that would restrict in any fashion the full scope of enforceability of the releases set forth in this section 5. Without in any way limiting the generality of the foregoing, the Parties knowingly, voluntarily, intentionally, and expressly waive any and all rights and benefits conferred by California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5. No Admission of Liability. Each Party acknowledges and agrees that this is a compromise settlement which is not in any respect, or for any purpose, to be deemed or construed to be an express or implied admission of any liability or wrongdoing or the correctness of other Parties’ allegations in the Action. The Parties continue to deny each other’s allegations.

6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors-in-interest, heirs, and assigns.

7. Confidentiality. The Parties agree that the specific terms, covenants and conditions of this Agreement shall be treated as confidential and that no disclosure of the specific terms and conditions may be made in any form of public or commercial announcement or advertising. This obligation is subject to the following exceptions: (a) if disclosure is required by applicable law or regulations; (b) if required by government or court order, provided the party required to disclose first gives written notice to the other parties to enable those parties to be heard; (c) each party may disclose only the scope of the releases provided herein (but not any financial terms) to the extent reasonably necessary, on a confidential basis, to its customers, potential customers, and other third parties with which it has a current or potential commercial relationship; (d) each party may disclose the terms and conditions of the settlement, including this Agreement, to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, financial advisors, its shareholders, its present or future providers of venture capital and/or potential investors in or acquirers of such party, or otherwise in the context of an actual or potential merger or acquisition transaction, (e) as permitted by Section 8 below, and (f) the inclusion of this Agreement as an exhibit to CareDx’ report on Form 8-K or Form 10-Q to be filed with the U.S. Securities and Exchange Commission (the “SEC”); provided that CareDx shall redact and request confidential treatment for all terms enclosed in brackets “[ ]” in this Agreement.

8. Publicity. The Parties may publicly state that the AAA Action settled on mutually satisfactory terms. Subject to the exceptions set forth in Section 7, except as required by applicable law or regulation, counsel shall not include in publicly available sources (such as firm websites or printed biographies) non-public facts regarding the AAA Action. For purposes of complying with any reporting obligations CareDx may have to the SEC in connection with the resolution of the AAA Action and for purposes of reporting its results of operations to investors in quarterly and annual earnings press releases and earnings calls, the Parties agree that CareDx may use the language set forth in Attachment A to this Agreement. The parties further agree that CareDx shall not deviate from the language set forth in Attachment A without the prior written consent of Roche, which will not be unreasonably withheld.

9. Integrated Agreement. Except as otherwise provided herein, this Agreement constitutes the entire understanding and contract between the Parties, and, except as otherwise provided herein, supersedes any and all prior negotiations, conversations, correspondence, representations, understandings, and agreements, whether oral, written, or implied respecting the subject matter hereof. Notwithstanding the foregoing, the License Agreement, as amended by this Agreement, remains in full force and effect.

10. No Oral Modification. No provision of this Agreement can be waived, modified, amended, or supplemented except in a writing that expressly references this Agreement and is signed by an authorized representative of each Party to be bound.

11. Independent Advice. Each Party warrants and represents that it has received or had the opportunity to obtain independent legal advice from such Party’s attorney with respect to the rights and obligations arising from, and the advisability of executing, this Agreement.

12. Construction of Ambiguities. Because all Parties have participated in drafting, reviewing, and editing the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this contract shall be applied in any action whatsoever.

13. Headings. The subject headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provisions of this document.

14. Execution in Counterparts. This Agreement may be executed and delivered in any number of counterparts. When each Party has signed and delivered at least one counterpart to all other Parties, each counterpart shall be deemed an original and all counterparts, taken together, shall constitute one and the same agreement, which shall be binding and effective on the Parties hereto in accordance with the terms of this Agreement as of the date the counterparts are delivered; electronic delivery is acceptable to all Parties.

15. Power and Authority; Enforceability. The Parties each represent and warrant that the execution, delivery, and performance of this Agreement have been duly authorized where such authorization is required, and require no approval from a third party that has not already been obtained. When effective under the conditions and other terms of this Agreement, this Agreement shall be valid and binding upon the Parties, and shall be fully enforceable against each of them, in accordance with its terms. Any person executing this Agreement on behalf of any Party hereto does hereby personally represent and warrant to the other Party or Parties that he/she has the authority to execute this Agreement on behalf of, and fully bind, such Party.

16. Governing Law. This Agreement shall be subject to and shall be construed and enforced in accordance with the law of the State of California, U.S.A., excluding its conflict of laws rules.

17. Arbitration. All disputes, claims or controversies arising between the Parties concerning this Agreement or the matters or transactions contemplated herein shall be settled by final and binding arbitration conducted in San Francisco, California pursuant to the Commercial Arbitration Rules of the American Arbitration Association, in accordance with the following procedural process:

(a) The arbitration tribunal shall consist of three arbitrators. In the request for arbitration and the answer thereto, each Party shall nominate one arbitrator and the two arbitrators so named will jointly appoint a third neutral arbitrator as chairman of the arbitration tribunal. If the two arbitrators so named are unable to appoint a third neutral arbitrator, the third neutral arbitrator shall be appointed by the American Arbitration Association in accordance with the procedures contained in the Commercial Arbitration Rules.

(b) The decision of the arbitration tribunal shall be final and binding and judgment upon such decision may be entered in any court of competent jurisdiction for judicial acceptance of such an award and enforcement. Each Party hereby submits itself to the jurisdiction of the courts of the place of arbitration, but only for the entry of judgment with respect to the decision of the arbitrators hereunder.

(c) In any action arising from a breach of this Agreement, the prevailing party shall, in addition to any other relief granted, be entitled to recover its reasonable attorneys’ fees, expenses, and costs incurred in such litigation.

18. Notices. Any notice or other communication hereunder shall be sufficiently given to Roche when sent by certified mail to:

Roche Molecular Systems, Inc.

4300 Hacienda Drive

Pleasanton, CA 94588

Attn: General Counsel

With a copy to:

Robert J. Gunther, Jr.

Wilmer Cutler Pickering Hale & Dorr LLP

7 World Trade Center, 250 Greenwich Street

New York, NY 10007

Any notice or other communication hereunder shall be sufficiently given to CareDx when sent by certified mail to:

CareDx, Inc.

3260 Bayshore Drive

Brisbane, CA 94005

Attn: General Counsel

With a copy to:

Steven Guggenheim

David McCarthy

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, CA 94304

19. Payment Instructions for Past Due Royalties. The bank check representing certified funds for the payment of the Past Due Royalties shall be sent by overnight courier (e.g., FedEx) to the following address:

Roche Molecular Systems

Lockbox # 5020

1010 West Mockingbird Lane

Dallas, TX 75247

Phone: (972) 807-1026

CAREDx, INC.

By:	/s/ Peter Maag
Signature

Peter Maag
Name (please print)

Its:	Chief Executive Officer
Title

Date of Execution:	September 11, 2014

ROCHE MOLECULAR SYSTEMS, INC.

By:	/s/ P.A. Brown
Signature

P.A. Brown
Name (please print)

Its:	President and Chief Executive Officer
Title

Date of Execution:	September 12, 2014

Apprv’d As To Form
RMS LAW DEPT.

By:	/s/ [ILLEGIBLE]

Attachment A

Permitted Disclosure

In November 2004, we entered into a license agreement with Roche Molecular Systems, Inc., or Roche, that grants us the right to use certain Roche technology relating to polymerase chain reaction, or PCR, and quantitative real-time PCR, in clinical laboratory services, including in connection with AlloMap. This is a non-exclusive license agreement in the United States covering the claims in multiple Roche patents. We had disputed the combination services percentage Roche sought to apply under the agreement. The combination service percentage is a multiplier used to calculate royalties where licensed services are sold in combination with other services. From July 2011 through September 2014, we withheld payment of such royalties pending resolution of the matter. On February 11, 2014, Roche filed a demand for arbitration with the American Arbitration Association seeking a declaration that we had materially breached the Roche license agreement by failing to report and pay royalties owing to Roche in respect of licensed services performed by us after July 1, 2011. Since July 1, 2011, we fully reserved the amount of these unpaid royalties on our balance sheets, and the amount of these unpaid royalties has been reflected as an expense in our income statements in the periods to which the royalties relate.

On September 11, 2014, we entered into a settlement and mutual release agreement with Roche whereby (i) for the period beginning July 1, 2011 through June 30, 2014, we agreed to pay the amount of $2,827,220 in settlement of past royalties due; (ii) for the period beginning July 1, 2014 through September 30, 2014, we agreed to pay royalties based on the same combination services percentage used to determine the past royalties due; (iii) for the period beginning October 1, 2014 through September 30, 2017, we agreed to a downward adjustment of the combination services percentage used to determine the portion of the AlloMap service that is royalty bearing under the terms of the license; (iv) we agreed to report and pay quarterly royalties within 45 days of the end of each calendar quarter; (v) Roche agreed that, subject to our timely payment of all applicable royalties through such date, no further royalties will be payable by us for periods after September 30, 2017; (vi) mutual releases by us and Roche of all claims under the license agreement through the settlement date; and (vii) dismissal of the arbitration claims. For all time periods, the contractual royalty rate in the license agreement was or will be applied to the applicable combination services percentage to determine the royalties payable for the AlloMap service.

We incur royalty expenses under the license agreement with Roche that are based on a percentage of test revenues and are recorded as a component of cost of testing in the statements of operations. Since July 1, 2011, we have fully accrued the amount of unpaid royalties and related interest claimed by Roche on our balance sheets, and the amount of these unpaid royalties and related interest has been reflected as an expense in our income statements in the periods to which the royalties relate. At June 30, 2014, the amount accrued on our balance sheet for royalty liability and related interest was $        . As a result of our September 2014 settlement and payment to Roche of $2.827 million as payment in full of all royalties under the license agreement from July 1, 2011 through June 30, 2014, we recorded an approximate reduction of $        to cost of testing and $        to interest expense in the statements of operations for the three and nine months ended September 30, 2014. Of the $2.827 million paid by us under the terms of the settlement agreement, $        represented royalties on AlloMap revenue for the six months ended December 31, 2011, $        represented royalties on AlloMap revenue for the year ended December 31, 2012, $        represented royalties on AlloMap revenue for the year ended December 31, 2013 and $        represented royalties on AlloMap revenue for the six months ended June 30, 2014.

During the nine months ended September 30, 2014, cash flows from operations was reduced by $2.827 million as a result of our payment in September 2014 of $2.827 million to Roche Molecular Systems, Inc. in settlement of previously unpaid royalties that we had withheld.

Note: CareDx shall be permitted to fill in the blanks in the disclosure above based on its financial records and update the figures and dates set forth above in SEC filings and releases relating to its current and future quarters and fiscal years.